STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (this “Agreement”), made as of September 10, 2012, by and between Cyalume Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Dale S. Baker (the “Optionee”).

WITNESSETH:

WHEREAS, Cyalume Technologies, Inc. (“CTI”), the Company’s wholly owned subsidiary, and the Optionee entered into that certain Employment Agreement dated September 10, 2012 (the “Employment Agreement”), pursuant to which the Optionee is entitled to receive an option to purchase shares of common stock of the Company, par value $0.001 (“Common Stock”), on the terms set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the validity and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Grant of Option. The parties hereto hereby agree that this Agreement constitutes the “Option” referred to in the Employment Agreement and no further equity awards are owed to the Optionee pursuant to the Employment Agreement. Subject to the terms and conditions of this Agreement, the Company hereby grants the Optionee the right (the “Option”) to purchase all or any part of an aggregate of 350,000 shares of Common Stock.

2.            Vesting Schedule.

(a) The Option shall become exercisable as to 70,000 shares on each of September 10, 2013, 2014, 2015, 2016 and 2017 (each such date an “Exercise Date”).

(b) In the event that, prior to the date that the Option is fully exercisable, (i) there is a Change of Control (as defined below), or (ii) Optionee’s engagement with the Company is terminated by the Company without Cause (as defined below), the Employment Agreement is allowed to expire and the Optionee is terminated from his position as Chief Operating Officer of the Company, or the Optionee’s engagement with the Company is terminated by Optionee for Good Reason (as defined below), the Option shall become exercisable as to 350,000 shares (“Change of Control Shares”) as of the date of such Change of Control or termination; provided, however, that, if such termination of Optionee’s engagement occurs within the first eighteen (18) months after September 10, 2012, then only two-fifths (2/5) of the Change of Control Shares shall become exercisable as of the date of such termination.

(c) Notwithstanding anything in this Section 2 to the contrary, if, prior to the date that the Option is fully exercisable, Optionee’s engagement is terminated by the Company without Cause or by Optionee for Good Reason upon or following Optionee being formally charged with a felony or crime involving moral turpitude, the Option shall not become fully exercisable as of the date of such termination, but rather will become fully exercisable only upon a final disposition of such charge that does not result in Optionee being convicted of or pleading guilty or no contest to a felony or crime involving moral turpitude.

(d) As used herein, a “Change of Control” shall be deemed to have occurred if (i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than CTI, any employee benefit plan of CTI, or any entity owned directly or indirectly by the shareholders of CTI in substantially the same proportion as their ownership of stock of CTI, enters into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with CTI and, as a result thereof, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of CTI (not including in the securities beneficially owned by such person any securities acquired directly from CTI or its affiliates) representing 50% or more of the combined voting power of CTI’s then outstanding voting securities, unless the individuals who were members of CTI’s board of directors immediately prior to the execution of the agreement providing for such transaction constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation; (ii) individuals who are directors or director nominees of CTI as of September 10, 2012 (the “Incumbent Board”) cease for any reason to constitute a majority of CTI’s board of directors, provided that any individual becoming a director subsequent to September 10, 2012 whose appointment or nomination for election by CTI’s stockholders was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than CTI’s board of directors; or (iii) the stockholders of CTI approve the complete liquidation or dissolution of CTI, or a sale or other disposition of all or substantially all of the assets of CTI; provided, however, that any transfer of assets to related parties described in Treasury Regulation § 1.409A-3(i)(5)(vii)(B)(1) shall not constitute a Change in Control.

(e) As used herein, the term “Cause” has the same meaning as the definition for “cause” contained in Section 8(a)(iii) of the Employment Agreement.

(f) As used herein, "Good Reason" has the same meaning as the definition for “Good Reason” contained in Section 8(d) of the Employment Agreement.

3.            Exercise Price. The exercise price of each share of Common Stock purchased pursuant to this Option shall be U.S. $1.50 (the “Exercise Price”).

4.            Exercise of Option. The Optionee may exercise this Option, in whole or in part, with respect to any whole number of shares of Common Stock for which this Option is exercisable. The Optionee shall exercise the Option by giving the Company written notice of such exercise, in the form attached hereto. Such notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by payment, (i) in U.S. dollars, in cash, by wire transfer of immediately available funds, or by certified check or by official bank check, of an amount equal to the Exercise Price multiplied by the number of shares of Common Stock as to which the Option is being exercised or (ii) by instructing the Company to withhold a number of shares of Common Stock issuable upon exercise of the Option with an aggregate Fair Market Value (as defined below) as of the exercise date equal to the Exercise Price multiplied by the number of shares of Common Stock as to which the Option is being exercised. “Fair Market Value” shall mean, as determined consistent with the applicable requirements of Sections 409A and 422 of the Internal Revenue Code of 1986, as amended, as of any specified date, the closing sales price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date) on the Nasdaq Stock Market or a domestic or foreign national securities exchange (including London’s Alternative Investment Market) on which the Common Stock may be listed, as reported in The Wall Street Journal or The Financial Times. If the Common Stock is not listed on the Nasdaq Stock Market or on a national securities exchange, but is quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Common Stock shall be the mean of the bid and asked prices per share of the Common Stock for such date. If the Common Stock is not quoted or listed as set forth above, Fair Market Value shall be determined by the Company’s board of directors in good faith by any fair and reasonable means.

2

5.            Delivery of Common Stock Certificate; Reservation of Shares of Common Stock.

(a)         Subject to Section 6, as soon as practicable after receipt of the notice and payment referred to in Section 4 above, the Company shall deliver to the Optionee a certificate or certificates for such shares of Common Stock.

(b)         From the date hereof until the Expiration Date (as defined below), the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities to which the Optionee would be entitled pursuant to the terms of any recapitalization if, immediately prior to such recapitalization, the Optionee had been the holder of record of the number of shares of Common Stock then covered by the Option, solely for the purpose of issuance upon the exercise of this Option, the maximum number of shares issuable upon the exercise of this Option.

6.            Payment of Taxes. The Optionee’s tax advisors will prepare (at the cost and expense of CTI) the calculations (the “Tax Calculations”) of the Tax Payment, showing in reasonable detail the Ordinary Income Tax, Capital Gain Tax and the Taxes used in calculating the Tax Payment for Optionee for the tax year in which the Option is exercised. The Optionee shall give a copy of such Tax Calculations to the chief financial officer of CTI (the “CFO”), certifying that such Tax Calculations are true, correct and complete. At that time, or promptly upon request of the CFO, the Optionee shall also make available any additional underlying information reasonably necessary for CTI to verify the Tax Calculations to (A) the CFO for the CFO’s exclusive review and (B) if any, the independent accounting firm selected by the parties to resolve any dispute regarding the amount of the Tax Payment (as provided for below). The CFO shall not make or retain copies of any of the documents disclosed to him in connection with such review, and the CFO shall keep strictly confidential and not disclose to any other person the information contained in such documents, except that, notwithstanding anything to the contrary herein, the CFO may disclose such information as is reasonably necessary to verify the Tax Calculations to (A) CTI’s accountants or auditors and (B) if any, the independent accounting firm selected by the parties to resolve any dispute regarding the amount of the Tax Payment (as provided for below). Optionee shall cooperate with CTI in the verification of the Tax Calculations. CTI shall raise any question or dispute relating to the Tax Calculations within ten (10) business days after its receipt of the Tax Calculations. If the parties cannot agree on the resolution of the issues relating to the Tax Calculations within three (3) business days, the issue shall be promptly presented to an independent accounting firm that is reasonably acceptable to all of the parties, which agrees to resolve the dispute within ten (10) business days and to keep all information disclosed in the proceeding strictly confidential. The cost of such accounting firm shall be borne by CTI, unless the accounting firm determines that that the Tax Payment is less than ninety-five percent (95%) of the amount of the Tax Payment as determined pursuant to the Tax Calculations. The Tax Payment shall be made by CTI to Optionee within three (3) days after the Tax Calculations have become final.

3

(a)         As used herein, “Tax Payment” means an amount which, after reduction for all Taxes (as hereafter defined) as a result of the receipt of the Tax Payment, is equal to the excess, if any, of the Ordinary Income Tax (as hereafter defined) over the Capital Gain Tax (as hereafter defined).

(b)         As used herein, “Taxes” means the U.S. federal, state and local income tax that would be imposed on Optionee for the tax year in which the Option is exercised, assuming that Optionee’s state and local taxes are fully deductible for U.S. federal income tax purposes.

(c)         As used herein, “Ordinary Income Tax” means the U.S. federal, state and local income tax that Optionee would pay for the tax year in which the Option is exercised, as a result of exercising the Option, without taking into account any other deductions in excess of the other income or gain that Optionee may have.

(d)         As used herein, “Capital Gain Tax” means the U.S. federal, state and local income tax (including any additional Medicare tax under Internal Revenue Code Section 3101(b)(2)) that Optionee would have been subject to if Optionee had sold the shares underlying the portion of the Option which is exercised on the date of exercise for their fair market value, assuming (i) that Optionee had a tax basis equal to the exercise price for such shares and (ii) no deductions in excess of the other income or gain that Optionee may have, are taken.

7.            Termination of Option. Unless terminated earlier in accordance with the terms hereof, this Option and all rights of the Optionee to purchase shares of Common Stock hereunder shall terminate on the earlier of (i) September 10, 2022, (ii) except as specified in Section 2(c), six (6) months following the date the Optionee is terminated by the Company or CTI for Cause, and (iii) six (6) months following the date the Optionee terminates the Optionee’s engagement with the Company and/or CTI without Good Reason (the “Expiration Date”).

8.            Notice. All notices, request, demands, waivers and communications required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:

To the Company:

Cyalume Technologies Holdings, Inc.

96 Windsor Street

West Springfield, Massachusetts 01089

Attn: Chief Financial Officer

Facsimile: (413) 788-4817

To Optionee:

To the address of the Optionee set forth on the signature page hereto.

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. In the case of mailing, all such notices, requests, demands, waivers and communications shall be deemed to have been received on the third business day after the date of the mailing. In the case of facsimile after 5:00 P.M. local time at the place of delivery or on a day that is not a business day, all such notices, requests, demands, waivers and communications shall be deemed to have been received on the next business day.

4

9.            Certain Adjustments.

(a)         If, and whenever, prior to the termination of this Agreement and the distribution to the Optionee of shares of Common Stock underlying the Option, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, (X) the number of shares of Common Stock with respect to which the Option may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share of the Common Stock shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share of the Common Stock shall be proportionately increased, and (Y) any other share numbers contained in this Agreement shall be appropriately adjusted. Notwithstanding the foregoing or any other provision of this Section 9, any adjustment shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and in no event shall any adjustment be made which would render the Option subject to Section 409A of the Code.

(b)         If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of the Option, the Optionee shall be entitled to purchase, in lieu of the number of shares of Common Stock then covered by the Option, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Optionee had been the holder of record of the number of shares of Common Stock then covered by the Option.

(c)         In the event of changes to the outstanding Common Stock by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalization occurring after the date of this Agreement and not otherwise provided for under this section, the Option shall be adjusted by the Company’s Board of Directors in its discretion as to the number and price of shares of Common Stock, other consideration subject to the Option, and/or other share numbers contained in this Agreement.

(d)         The number of shares of Common Stock subject to the option shall be rounded to the nearest whole number.

(e)         Any and all adjustments or actions taken by the board of directors of the Company pursuant to this section shall be conclusive and binding for all purposes.

10.          No Restriction on the Right of the Company to Effect Corporate Changes. The Option granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights of holders thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

5

11.          No Stockholder Rights. The Optionee shall have no rights as a stockholder of the Company with respect to shares of Common Stock subject to this Option until payment for such shares shall have been made in full. If the Optionee pays the Exercise Price with shares of Common Stock, the Optionee shall continue to be the stockholder of record with respect to the shares which it has tendered as exercise payment until the Optionee becomes the holder of record of the shares covered by the Option.

12.          Nontransferability.

(a)         Except as provided in Section 12(b) or by will or the laws of descent and distribution, the Option is not transferable, and may be exercised only by the Optionee. In the event of any attempt by the Optionee to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and it shall thereupon become null and void.

(b)         Notwithstanding Section 12(a), the Optionee may transfer the Option, by gift or a domestic relations order, to a family member of the Optionee as long as no consideration is paid to the Optionee in connection with such transfer and provided that the transferee agrees to be bound by the terms hereof.

(c)         Notwithstanding Sections 12(a) or (b), the Optionee may transfer the Option with the express, prior written consent of the board of directors of the Company, which consent may be withheld for any reason or for no reason.

13.          Representations By and Covenants of Optionee.

The following representations, warranties and covenants by Optionee are made as of the date of this Agreement and, unless stated otherwise herein, are also made as of each date of exercise of this Agreement.

(a)         If applicable, the Optionee understands and consents to the placement of a legend on any certificate or other document evidencing the Shares stating that they have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.

(b)         Optionee hereby represents that the address and facsimile number of Optionee furnished by him on the signature page of this Agreement is accurate and that said address is the Optionee’s principal residence.

(c)         This Agreement has been duly executed and delivered by the Optionee and constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

14.          NSO. It is intended that this Option shall be a non-qualified stock option and shall not constitute an incentive stock option for purposes of Section 422 of the Code.

6

15.          Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

16.          Severability. In the event that any one or more provisions of this Agreement, or any action taken pursuant to this Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other jurisdiction, such unenforceability or invalidity shall not affect any other provision of this Agreement, but in such particular jurisdiction and instance this Agreement shall be construed as if such unenforceable or invalid provision had not been contained therein or if the action in question had not been taken thereunder.

17.          Governing Law. This Agreement and all rights hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

18.          Jurisdiction; Venue. The Optionee hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Agreement shall be brought and enforced in the state or federal courts of the State of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Optionee hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Optionee may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth herein. Such mailing shall be deemed personal service and shall be legal and binding upon the Optionee in any action, proceeding or claim. The Company and the Optionee agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

19.          Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

20.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.          Registration Rights.

(a)         Piggyback Registration Rights.         If at any time while the Company has a class of securities registered under the Exchange Act, the Company proposes to register any Common Stock in connection with a public offering for its stockholders and the shares of Common Stock underlying the Option are not registered for resale, it will notify the Optionee and, if so requested by the Optionee, will use its best efforts to register for resale the Common Stock underlying this Option. The number or kind of shares of Common Stock of the Optionee to be so registered may be limited or excluded if, in the opinion of the managing underwriter (or, in the absence of a managing underwriter, the Company), registration of all or any of the Common Stock underlying this Option would have an adverse effect on the proposed public distribution, provided, however, that any such limitation shall apply ratably to any other stockholders who have piggyback registration rights to register their stock in connection with such public offering.

7

(b)         Registration on Form S-8.         Provided that the shares of Common Stock underlying the Option are not registered for resale prior to the first anniversary of the approval of the issuance of the Option, if the shares of Common Stock underlying the Option are able to be registered by the Company on a Registration Statement on Form S-8, the Company shall so register the shares of Common Stock underlying the Option prior to the first anniversary of the approval of the issuance of the Option.

[Signatures appear on following page]

8

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement effective as of the date first written above.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Michael Bielonko
Michael Bielonko
Chief Financial Officer

OPTIONEE:

/s/ Dale S. Baker
Dale S. Baker
Address: 545 Coconut Circle
Weston, FL 33326
Facsimile:

EXERCISE FORM

Dated ____________________

(1)         The undersigned hereby irrevocably elects to exercise the within Option to the extent of purchasing the number of shares of Common Stock of Cyalume Technologies Holdings, Inc. (the “Company”) (or such number of shares of Common Stock or other securities or property to which the undersigned is entitled in lieu thereof or in addition thereto under the provisions of the Option) specified below:

Number of Shares to be purchased: ____________________

(2) The undersigned hereby elects to make payment (Please check one):

___ by wire transfer of immediately available funds, which funds have been directed to the Company’s bank account.

___ with the enclosed bank draft, certified check or money order payable to the Company.

___ by allowing the Company to withhold such number of shares of Common Stock issuable upon exercise of the Option with an aggregate Fair Market Value as of the exercise date equal to the Exercise Price multiplied by the number of shares of Common Stock as to which the Option is being exercised.

(3) The undersigned hereby irrevocably directs that the said shares be issued and delivered as follows:

Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

(4) If the Option was not exercised in full, please check the following: ___

The undersigned hereby irrevocably directs that any remaining portion of the Option be issued and delivered as follows:

Name(s) in Full	Address(es)	Number of Shares	S.S. or IRS #

Signature of Holder

Print Name